EXHIBIT 10.1

Employment Agreement

Duly signed on this 12_ day of _December_ 2022

This Employment Agreement and its appendices (hereinafter: the “Agreement”) is entered by and between Stratford Ltd. (hereinafter: the “Employer” or the “Company”), of Israel, and Eyal Pinto, I.D. No 039709944 residing in Lechi 12 street, Tirat Carmel, Israel (hereinafter: the “Executive”).

WHEREAS

The Company wishes to employ the Executive in the Position of Chief Financial Officer (“CFO”), as of the Commencement Date and throughout the Employment Term (as such terms are defined hereunder), and the Executive agrees to be so employed by the Company according to the terms and conditions as set in this Agreement; and

WHEREAS	The parties wish to regulate the Executive’s employment with the Company via this Agreement only and pursuant to the terms and conditions as set forth herein; and

WHEREAS	There is no legal, contractual or other impediment to entering into this Agreement and performing it.

Therefore the Parties have stipulated, agreed and declared as follows:

A.	Preamble

1.	The preamble and appendices to this Agreement are an integral part of this Agreement.

2.	The headings and sub-headings contained in this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

B.	Term of Employment

3.

The term of the Executive’s employment under this Agreement shall commence on December 22, 2022 (the “Commencement Date”) and shall continue for a non-rationed term until terminated in accordance with the provisions of this Agreement (the “Employment Term”).

C.	Executive’s Position and Duties

4.

The Executive shall be employed in the position of CFO of the Company and its parent company, Metro One Telecommunications Inc. (together with the Company, the “Group”) including all related tasks, duties and responsibilities (the “Position”) under the supervision of the Group’s acting CEO (the “Direct Manager”). The Executive shall report to the Direct Manager on a regular basis.

5.

The Executive’s regular workplace shall be at the Company’s offices in Israel, as may be from time to time. The parties may mutually agree on an additional or alternative workplace for the Executive. It is clarified however that the main offices of the Group are located in the US and accordingly, the performance of the Position shall require working with US personnel during US working hours as well as frequent traveling abroad to the main offices of the Group and/or for other work meetings and assignments as shall be from time to time. It is further clarified that the performance of the Position might require immediate response to urgent or unexpected assignments that might require urgent traveling aboard or connecting to the remote computer systems/servers of the Company, including outside of the ordinary work hours.

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6.	The terms and conditions of working abroad will be according to the Company’s policy as shall be in affect from time to time.

7.	The Executive shall execute his duties within authority, efficiently, professionally, loyally, in good faith, and shall act to the best interests of the Group and its business.

8.	The Executive shall devote full attention, knowledge, skills, energies, experience and time to his duties according to this Agreement.

9.

The Executive shall maintain integrity of conduct and shall not engage in any other business or occupation, directly or indirectly, for or without a consideration, in any field and in the framework of any scope of occupation, without the prior specific written permission of the Direct Manager.

10.

The Executive shall not be situated in, and shall inform the Direct Manager immediately upon becoming aware of, any matter in which he has a personal interest and/or which might give rise to any conflict of interest.

11.	The Executive shall not make use of any internal information for any benefit which is other than the Group’s interests.

12.

This Agreement is considered as a special personal employment agreement. Unless otherwise provided by applicable law, the provisions of any collective bargaining agreements shall not apply to the employment of the Executive hereunder.

13.	The Executive shall use his best endeavors to protect the good name of the Group and shall not perform any act that may bring the Group into disrepute.

14.

The Executive shall not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in kind, from any third party which has or is likely to have a business relationship with the Group.

15.

The Executive hereby undertakes to comply with all Group disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the prevention of sexual harassment policy.

16.

The Executive confirms and declares that he has been informed that personal and private information about him, which he has provided and/or shall provide to the Company during or as a result of his employment (the “Private Information”), is collected, held and processed by the Company and/or someone on its behalf during his employment, for the purposes of the ordinary course of business, including managing human resources and payroll of the Company, and the Executive declares that the abovementioned shall not be considered an infringement of his privacy. In addition, the Executive confirms and declares that he has been informed and hereby expressly agrees that the Company will be entitled to transfer the Private Information (in whole or in part) as part of the Company’s needs as mentioned above, to the following: (a) Public Entities as defined in the Privacy Protection Act, 1981, or in order for the Company to comply with any relevant legal requirements; (b) Entities related to the Company, in Israel and abroad, including the parent company, subsidiary, associate of the Company; (c) Legal advisors and tax consultants of the Company, as well as external entities that provide services of managing human resources and payroll to the Company; (d) Third parties in the framework of any legal or economic due diligence; (e) Other entities that are not mentioned in sections (a) to (d) above In each of the above-mentioned transfers, the transferred Information shall be limited to the reasonable and necessary scope and the receiver of the Information shall undertake, to the extent possible, to preserve the privacy of the Private Information, at least at the level of privacy kept by the Company itself regarding the Private Information.

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17.	The Executive confirms and declares that he has been informed that the use of the computer and/or the electronic mailbox he was provided by the Company are solely for purposes of his work. The Executive acknowledges that he is entitled for reasonable use of the internet network for private purposes, however, the Executive further acknowledges that in order to maintain a safe working environment, for the purposes of data security and in order to protect the Group’s interests, data and information, the Company conducts, from time to time, monitoring, maintenance and backup activities with respect to the use of the internet network, as well as the data stored on the Company’s servers, and as those means are provided to the Executive for the purpose of fulfilling his Position, the Executive declares that such Company actions shall not be considered an invasion of his privacy. In the event of an irregular incident, in which a reasonable suspicion arises that the Group has been compromised, whether the result of an unauthorized act carried out by one of the Group’s employees or an act that exposes the Group to a law suit from any entity whatsoever, the Company will conduct an investigation of the incident and, as required, will be entitled to carry out investigations and monitor employees’ personal computers and/or emails. The Executive declares that he has been informed of such procedures, and that he will act in accordance with the Company’s procedures and, accordingly, the Executive confirms that such does not constitute an invasion of the Executive’s privacy.

D.	Terms of Employment

Employment Scope

18.	The Executive shall be employed by the Company on a full time scope, equal to 182 working hours per month, based on 42 working hour per 5-day working week (the: “Monthly Scope”).

19.

It is clarified that the Executive is employed under this Agreement in a management position which requires a special degree of trust and as the conditions and circumstances of employment do not enable the Company to supervise the Executive’s hours of work, then the provisions of the Work and Rest Law (5711-1951) (the “Work and Rest Law”) or any law amending such law or replacing such law, shall not apply to the employment of the Executive by the Company, and the Executive shall not be entitled to payments according to the Work and Rest Law. Notwithstanding the foregoing, the Executive acknowledges and agrees that the performance of his obligations under this Agreement and his Position may require, from time to time, to work beyond the Monthly Scope and beyond the regular working hours and on non-workdays and therefore the parties have set an additional Global Overtime Compensation, which properly reflects the overtime hours that Executive is expected to perform.

20.

Without derogating from the foregoing, the Executive will report his work hours, whether done in the Company’s offices or elsewhere. It is clarified that the Company is unable to supervise Executive actual work and that such reports shall be made based on trust upon the Executive.

Salary

21.

As of the Commencement Date and during the Term the Company shall pay to the Executive a gross monthly salary of New Israeli Shekels (NIS) 38,000 (the “Salary”) that shall be comprised from the following components:

(i)	A gross monthly base salary of NIS 26,600 (the “Base Salary”).

(ii)	A gross monthly global compensation for overtime hours of work in the amount of NIS 11,400 (the “Global Overtime Compensation”)

Following 1 (one) year of employment the Parties will negotiate in good faith a potential salary increase and/or bonus plan for the Executive after taking into account all considerations involved, including Company’s financial status, Executive performance and alike, provided however that the forgoing does not and shall not be considered in anyway as imposing an obligation on the Company and shall be subject to mutual agreement.

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22.

The Executive declares that it is known, understood and agreed that, in view of the above, he is not entitled to additional payments for work during these hours, beyond the Salary (as defined below), and this has been taken into account in determining the Executive’s terms of employment and wages under this Agreement.

23.	The Company will pay the Executive his Salary in arrears, by the 9th day of the following month.

24.	Israeli income tax and other applicable withholdings with respect to the Salary shall be deducted from the Salary by the Company at source.

25.

The Salary shall serve as the basis for calculation of the deductions and contributions to and for all social benefits including Managers’ Insurance policy or Pension Fund and the Advanced Study Fund. The Executive is aware of the need for travel outside of Israel, for short or long periods, and hereby agrees to perform such travel inside and outside of Israel as may be necessary to fulfil his duties hereunder. The Executive will not be entitled to additional payment for such travel, beyond the Salary, as defined above.

26.	Options

The Company will recommend to the board of directors of its Parent Company to grant the Executive options to purchase 2,000,000 shares of Common Stock of the Parent Company (the “Options”), with a price per share equal to the fair market value as shall be determined and calculated pursuant to applicable law. The grant of the Options shall be subject to the terms of the Parent Company’s incentive share option plan (the “Plan”), and the execution and delivery by you the Executive of an option grant letter and all other instruments required according to the Plan with respect to the Options so granted. The Options shall vest and become exercisable pursuant to the vesting schedule set forth under the option grant letter.

Sick Leave

27.	The Executive shall be entitled to sick leave in accordance with the Sick Pay Law, 5736-1976 and its Regulations which will be paid in full from the first day of sickness.

28.

The Executive may accrue up to 90 days of sick leave, all subject to applicable law. Sick Leave that has not been taken shall not be capable of encashment, nor shall it entitle the Executive to the right to receive any financial grant.

29.	The Executive shall notify the Company, as soon as possible, of any absence due to his sickness and provide the Company with an applicable medical certificate regarding such absence.

Annual Leave

30.

The Executive shall be entitled to 23 (twenty three) vacation days per year, which will be updated from time to time according to Company policy, and not less than set by the Annual leave Law, 5711-1951 (hereinafter: the “Annual Leave Law”). The conditions of such vacation will be according to the Annual Leave Law, its regulations and Company policy.

31.

The Executive shall be entitled to carry forward the unused vacation days for a maximum of 2 (two) years, given that the Executive uses at least 7 vacation days each year. The balance of vacation days beyond the permitted accumulation under this section shall be erased.

32.	The Executive will coordinate his vacation dates in advance with the Direct Manager, in accordance with the work needs.

33.	For the avoidance of doubt, annual vacation days will not be cashable during employer employee relationship.

34.	Redemption of the annual leave days shall be in accordance with the Annual Leave Law, and only upon termination of the Executive’s employment with the Company.

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Recuperation Pay

35.

The Executive shall be entitled to receive payment recuperation days (“Dmey Havra’a”) according to the terms of the General Extension Order in this matter as updated from time to time. Despite the above the Executive shall be entitled to no less than 10 (ten) recuperation days for a full year of employment.

Car

36.

The Executive shall be entitled to a monthly payment of car and travel allowance in the total gross amount of NIS 3000 (gross) (the “Travel Allowance”). The parties hereby approve and declare that the Travel Allowance constitutes an authentic and genuine payment and shall not be deemed part of the Executive Salary, including social benefits. It is hereby clarified that the Travel Allowance shall be canceled as of the date that the Executive shall receive a car under the following arrangement.

Advanced Study Fund (“Keren Hishtalmut”)

37.	The Executive shall be entitled to an advanced study fund. The payments to the advanced study fund will begin from the Commencement Date of Employment.

38.	The Executive and the Employer shall bear monthly installments to this fund, at the following rates:

38.1.	At the expense of the Employer - 7.5% (Seven Point Five Percent) of the Salary;

38.2.	At the expense of the Executive - 2.5% (Two Point Five Percent) of the Salary.

39.	The Executive shall bear any and all taxes applicable in connection with amounts payable by Executive and/or Company to the Advanced Study Fund pursuant to this Section.

40.

In the event of payments to the Advanced Study Fund that exceed the amounts equal to the aforesaid percentages of the Effective Salary as defined in Section 3(e) of the Income Tax Ordinance, such additional amount shall be recognized as ordinary income for tax purposes on the date of contribution to such Advanced Study Fund.

Severance Pay and Pension arrangement

41.	The Company shall contribute to a provident fund/funds as to the Executive’s choice, such contributions will begin from the Commencement Date of Employment, as follows (“Provident Fund”):

(i)	Pension (‘tagmulim’) - the Company will contribute an amount equal to 6.5% of the Executive’s Salary towards a provident fund (the type of fund will be as per the Executive’s choosing).

(ii)

For the avoidance of doubt, the Company’s contributions detailed in subsection (i) above include coverage of disability insurance, which will insure up to 75% of the Executive’s Salary, in the cost of up to 2.5% of the Salary (the lower of the two).

(iii)

If the cost of the Executive’s disability insurance will rise over 1.5%, up to the fixed ceiling of 2.5% of the Executive’s Salary, the contribution rate mentioned in subsection (i) above will be updated respectively.

(iv)	It is hereby clarified, that the Company’s contributions towards pension (‘tagmulim’) will not be less than 5% of the Executive’s Salary.

(v)	Severance Fund - the Company shall contribute an amount equal to 8 1/3% of the Executive’s Salary towards the Executive’s future severance (“Severance Fund”).

(vi)

In addition, The Executive shall contribute, and for that purpose he hereby irrevocably authorizes and instructs the Employer to deduct from his Salary at source, an aggregate monthly amount equal to 6% (six percent) of the Salary to the Provident Fund - as to the Executive’s request.

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42.	The Executive hereby instructs the Company to transfer to the Provident Fund the amounts that constitute the Executive’s and the Company’s part from the Executive’s Salary.

43.	In the event of payments to the Provident Fund that exceed the maximum sum recognized by the Income Tax Ordinance 1961, the excess amount will be considered as ordinary income for Tax purposes.

44.

The Company’s contributions to the Severance Fund as defined above will be in lieu of severance pay, in accordance with Article 14 of the Severance Pay Law, 5723-1963 and the General Approval authorized as of 9.6.1998, attached hereto in Hebrew and in English as Appendix A. It is hereby clarified that in the event of an inconsistency between the Hebrew and English versions of the General Approval attached as Appendix A, the terms of the Hebrew version shall prevail.

45.	The Employer shall be the owner of all rights in the Provident Fund, and the Executive shall be the beneficiary thereof.

46.	The Executive will bear any and all taxes in connection with amounts paid by himself and/or the Employer to the Provident Fund under this Section.

The Employer hereby forfeits any right it may have in the reimbursement of sums paid by it into the Provident Fund, except in the event: (i) that The Executive withdraws such sums from the Provident Fund, other than in the event of death, disability or retirement at the age of 60 or more; and/or (ii) of the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law, 1963.

E.	Termination of Employment

47.

This Agreement may be terminated by either party at any time by giving the other party hereto a prior written notice of 45 (forty five) days, in the conditions set in the Prior Notice for Dismissal and Resignation Law, 5761-2001 (hereinafter: the “Prior Notice Period”), provided however that during the first 2 (two) months of employment, the parties shall be entitled to terminate this Agreement by giving a Prior Notice as is required pursuant to the Law of Prior Notice for Dismissal and Resignation Law, 5761-2001.

48.	During the Prior Notice Period, the Executive shall continue working, and shall do all that is within his power to assist and to better the orientation period of his replacement.

49.

The Employer may, at its sole discretion, forgo actual work by the Executive during the entire or part of the Prior Notice Period, as it chooses, for whatever reason, with or without changing the date of termination of employment relationship.

50.

This notwithstanding, in the event the Executive’s employment is terminated under circumstances that legally justify termination without severance pay and/or prior notice and/or for Cause as defined hereinafter, the Executive’s employment will end with no prior notice and severance pay.

51.	A termination for Cause is a termination due to any of the following:

(i)	The Executive’s embezzlement of funds; or

(ii)	The Executive has been charged with a criminal offense involving moral turpitude; or

(iii)

The Executive committed an act which constitutes a fundamental breach of his duties and obligations according to this Agreement according to the Contracts (Remedies for Breach of Contract) Law, 5731-1970, including any breach of trust or fiduciary duty owed to the Employer and its’ Businesses, or any breach of this Agreement, or a deliberate cause of harm to the Employer or its’ Businesses; or

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(iv)	Upon the occurrence of any of the events provided for in Sections 16 and 17 of the Severance Pay Law, 1963; or

(v)	The Executive’s violation of his obligations as stated in section F and Appendix B below regarding secrecy and confidentiality, intellectual property and non-competition.

52.

Upon termination of this Agreement or at such other time as directed by the Company, the Executive shall immediately return to the Company each and every asset (including documents and information) in his possession or control which belongs to the Company or that’s in his possession as a result of the Executive’s employment with the Company.

F.	Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

53.

The Executive and the Company agree that the terms and conditions set forth in Appendix B of this Agreement, an undertaking for secrecy and confidentiality, intellectual property rights and non-compete, are hereby incorporated into this Agreement by reference, are an integral part of it, and that the Salary and other benefits according to this Agreement will be paid, among others, for the Executive’s undertakings in this Appendix B.

54.	The provisions of this Section F shall survive termination of this Agreement and shall remain in full force and effect at all times thereafter.

G.	Special, Whole and Exclusive Agreement

55.

This Agreement is a personal and special agreement, and the terms and conditions of the Executive’s employment shall be solely as set forth herein. The Executive shall not be entitled to any payment, right or benefit which is not expressly mentioned in this Agreement, including, without limitation, any payments, rights or benefits of any current or future general or special collective labor agreements or arrangements or extension orders, any custom or practice, and/or any other agreements between the Company and its employees unless required under law.

56.

This Agreement contains the entire understanding between the parties with respect to the Executive’s employment by the Company and all prior negotiations, agreements, offer letters, commitments and understandings (whether written or oral) not expressly contained herein shall be null and void in their entirety.

57.

The compensation set forth herein constitutes a satisfying, fair and sufficient compensation for all of the Executive’s duties. The Executive shall not be entitled to any further compensation whether by the Employer or by any third party, in money or any equal form. So far as the Executive is given any and all compensation as such, he shall forward it immediately upon reception to the Employer, unless specifically agreed to differ by the Employer.

58.	This Agreement may only be amended in writing and signed by the Company.

59.

This Agreement and the Executive’s employment conditions are completely confidential as part of the Company’s policy. The Executive will act accordingly and refrain from discussing any of his personal employment conditions with any other Company employee or any third party, unless the disclosure is required by any law.

H.	Miscellaneous

60.

The Company shall take the necessary steps to ensure that the Executive, in his capacity as an “Officer” (under its meaning under applicable law) of the Company and the Group, shall be covered by the D&O insurance policy that shall be obtained by the Company and/or the Group.

61.

All sums in this Agreement are in gross values. The Employer will deduct from all payments taxes, and all other compulsory payments or obligatory deductions as required by any applicable law, deriving from this Agreement and in respect of all the benefits that the Executive is or may be entitled to.

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62.

Notices under this Agreement shall be in writing, and unless delivered in person, shall be sent by registered mail according to the parties’ addresses as set out in the preamble to this Agreement (and then shall be deemed received 3 business days following their dispatch), or by fax (in which case they shall be deemed received one business day after transmission), or by Email (in which case they shall be deemed received one calendared day after transmission).

63.

This Agreement shall be governed by and construed in accordance with the laws of the state of Israel, and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with it shall be the regional labor court in Tel Aviv.

64.

The Executive declares that he has signed this Agreement of his own free will, after reading it and understanding its content, substance and implications, and after being given due and reasonable opportunity to review and study the Agreement and its implications, and to seek professional advice (including legal counsel).

EXECUTIVE ACKNOWLEDGES THAT HE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND DOES NOT REQUIRE TRANSLATION OF THIS AGREEMENT AND ITS ANNEXES TO ANY OTHER LANGUAGE. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM THAT HE MAY CONSULT AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT AND THAT HE HAS BEEN AFFORDED AN OPPORTUNITY TO DO SO.

העובד מצהיר בזאת כי השפה האנגלית מוכרת ומובנת לו וכי הוא אינו זקוק לתרגום הסכם זה ונספחיו לשפה אחרת. העובד גם מצהיר ומודיע כי הומלץ בפניו על ידי החברה לקבל ייעוץ משפטי בקשר להסכם זה בטרם החתימה עליו וכי ניתנה לו הזדמנות נאותה לעשות כן.

IN WITNESS WHEREOF, the parties have executed this Agreement by their respective, duly authorized, representatives on the Effective Date.

/s/ Nani Maoz		/s/ Eyal Pinto
Stratford Ltd.		Eyal Pinto
By:	Nani Maoz
Title:	Chairman

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Appendix A

נספח להסכם עבודה

אישור כללי (נוסח משולב) בדבר תשלומי מעבידים לקרן פנסיה ולקופת ביטוח במקום פיצויי פיטורים לפי חוק פיצויי פיטורים, התשכ״ג - 1963

בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים, התשכ״ג-1963 (להלן - החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקיצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופות גמל), התשכ״ד-1964 (להלן- קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקיצבה או שילוב של תשלומים לתכנית קיצבה ולתוכנית שאינה לקיצבה בקופת ביטוח כאמור (להלן- קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח, בין אם יש בקופת הביטוח תכנית לקיצבה ובין אם לאו (להלן - תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן- השכר המופטר), ובלבד שנתקיימו כל אלה:

1. תשלומי המעביד

(א)   לקרן פנסיה אינם פחותים מ-1/3 14 מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 1/3% 2 מן השכר המופטר. לא שילם המעביד בנוסף ל-12% גם 1/3% 2 כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב)      לקופת ביטוח אינם פחותים מאחד מאלה:

(1) 1/3% 13 מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אבדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחסכון במשרד האוצר,

בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור של 1/2% 2 מן השכר המופטר, לפי הנמוך מביניהם (להלן- תשלום לביטוח אבדן כושר עבודה);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אבדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד בנוסף לאלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 1/3% 2 מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2.לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו:

א.   הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה;

ב.    ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכח סעיפים 16 או 17 לחוק ובמידה שנשללה או שהעובד משך כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה, “אירוע מזכה״ - מות, נכות או פרישה בגיל שישים או יותר.

ג.     אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

העובד:  /s/ Elchanan Maoz    החברה: /s/ Eyal Pinto

תאריך: Dec. 12, 2022

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GENERAL APPROVAL REGARDING PAYMENTS BY EMPLOYERS TO A PENSION FUND AND INSURANCE FUND IN LIEU OF SEVERANCE PAY UNDER THE SEVERANCE PAY LAW, 5723-1963

[ENGLISH TRANSLATION]

By virtue of my power under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: the “Law”), I certify that payments made by an employer commencing from the date of the publication of this approval for the sake of his employee to a comprehensive pension provident fund that is not an insurance fund within the meaning set forth in the Income Tax Regulations (Rules for the Approval and Conduct of Provident Funds), 5724-1964 (hereinafter: the “Pension Fund “) or to managers’ insurance which includes the possibility to receive annuity payments under an insurance fund as aforesaid, (hereinafter: the “Insurance Fund “), including payments made by the employer by a combination of payments to a Pension Fund and an Insurance Fund (hereinafter: “Employer’s Payments “), shall be made in lieu of severance pay due to said employee with respect to the salary from which said payments were made and for the period they were paid (hereinafter: the “Exempt Salary “), provided that all the following conditions are fulfilled:

(1)	The Employer’s Payments -

(a)

to the Pension Fund are not less than 14 1/3% of the Exempt Salary or 12% of the Exempt Salary if the employer pays, for the sake of his employee, in addition thereto, payments to supplement severance pay to a severance pay provident fund or to an Insurance Fund in the employee’s name, in the amount of 2 1/3 % of the Exempt Salary. In the event that the employer has not paid the above mentioned 2 1/3% in addition to said 12%, his payments shall come in lieu of only 72% of the employee’s severance pay;

(b)	to the Insurance Fund are not less than one of the following:

(i)

13 1/3% of the Exempt Salary, provided that, in addition thereto, the employer pays, for the sake of his employee, payments to secure monthly income in the event of disability, in a plan approved by the Commissioner of the Capital Market, Insurance and Savings Department of the Ministry of Finance, in an amount equivalent to the lower of either an amount required to secure at least 75% of the Exempt Salary or in an amount of 2 1/2% of the Exempt Salary (hereinafter: “ Disability Insurance Payment “);

(ii)

11 % of the Exempt Salary, if the employer paid, in addition, the Disability Insurance Parent; and in such case, the Employer’s Payments shall come in lieu of only 72% of the employee’s severance pay. In the event that the employer has made payments in the employee’s name, in addition to the foregoing payments, to a severance pay provident fund or to an Insurance Fund in the employee’s name, to supplement severance pay in an amount of 2 1/3% of the Exempt Salary, the Employer’s Payments shall come in lieu of 100% of the employee’s severance pay.

(2)	No later than three months from the commencement of the Employer’s Payment, a written agreement was executed between the employer and the employee, which includes:

(a)

the employee’s consent to an arrangement pursuant to this approval, in an agreement specifying the Employer’s Payments, the Pension Fund and the Insurance Fund, as the case may be; said agreement shall also incorporate the text of this approval;

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(b)

an advance waiver by the employer of any right which he may have to a refund of monies from his payments, except in cases in which the employee’s right to severance pay was denied by a final judgment pursuant to Sections 16 or 17 of the Law, and in such a case or in cases in which the employee withdrew monies from the Pension Fund or Insurance Fund, other than by reason of an entitling event; for these purposes an “Entitling Event” means death, disability or retirement at or after the age of 60.

(3)

This approval shall not derogate from the employee’s right to severance pay pursuant to any law, collective agreement, extension order or employment agreement with respect to compensation in excess of the Exempt Salary.

Employee: /s/ Eyal Pinto

Date: Dec 12, 2022

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Appendix B

Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking

I, Eyal Pinto, am employed by Stratford Ltd. (“Company”) pursuant to an employment agreement to which this Confidentiality, Non-Competition, Non-Solicitation, and Assignment of Inventions Undertaking (“Undertaking”) is attached as Appendix B (“Employment Agreement”).

I acknowledge that in the course of my employment with the Company I will become familiar with a range of Confidential Information (as defined below) and that my services are of particular and special value to the Company. In consequence, I undertake the following towards the Company and its affiliates, being persons or entities which control, are controlled by or are under common control with the Company now or in the future (individually and collectively referred to as the “Group”).

1.	Confidential Information and Confidentiality

1.1

I am aware that I may have access to or be entrusted with information (regardless of the manner in which it is recorded or stored) relating to the business interests, methodology or affairs of the Group, or any person or entity with whom or which the Group deals or is otherwise connected and which, for the avoidance of doubt, includes the terms of the Employment Agreement, other than the terms of this Undertaking (“Confidential Information”). For the purposes of this agreement, Confidential Information includes but is not limited to:

A.

Technical information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as manufacturing and/or research processes or strategies; computer product, process and/or devices; software product; and any other databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, licenses, inventions, and similar items;

B.

Business information of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as information relating to the Group’s employees (including information related to performance, skillsets, and compensation); actual and anticipated relationships between the Company and/or the Group and other companies; financial information; information relating to customer or vendor relationships; product pricing, sales, customer lists, information regarding suppliers and customers, including customer preferences including clients with whom the Group is negotiating and including affiliates and/or subsidiaries, present and future, all the foregoing whether or not such information is protectable as a patent or any other proprietary right and any other information purchased or received directly or indirectly in connection with Group, their affairs and/or business, of which I was informed or aware during the employment period, whether or not developed by me. Confidential Information may be in any form including oral, writing, stored in a computer file and/or in any other digital or other existing and/or future media, financial information, licenses, credit information; and similar items; and

C.

Information relating to future plans of the Company and/or the Group, its customers or other third parties that is in use, planned, or under development, such as marketing strategies; new product research; pending projects and proposals; proprietary production processes; research and development strategies; and similar items.

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1.2

During the term of the Employment Agreement and at all times thereafter I shall keep confidential, and shall not except in the proper performance of my employment duties use, disclose and/or make available, directly or indirectly, to any third party any Confidential Information without the prior written consent of the Company. The foregoing does not apply to information that I can provide evidence that is already in the public domain through no fault of my own, or to disclosures which are required by law or a valid court order, in which case I will notify the Company in writing immediately on becoming aware of such requirement or its likely occurrence, and the disclosure shall be limited to the extent expressly required.

1.3	Without derogating from the generality of the foregoing, I confirm that:

1.3.1

Except in the proper performance of my employment duties, I shall not copy, transmit, communicate, publish or make any commercial or other use whatsoever of any Confidential Information, without the prior written consent of the Board.

1.3.2	I shall exercise the highest degree of care in safeguarding the Confidential Information against loss, theft or other inadvertent disclosure and in maintaining its confidentiality.

1.3.3

Upon termination of my employment, or at the earlier request of the Company I shall deliver to the Company all Confidential Information and any and all copies thereof that have been furnished to me, prepared by me or came to my possession howsoever, and I shall not retain copies thereof in whatever form.

1.4

Third Party Information - I understand that the Group has received and, in the future, will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose Third Party’s Information to anyone (other than Company personnel who need to have such information in connection with their work for the Company) and will not use Third Party Information, except in connection with my work for the Company, unless expressly authorized by an officer of the Company in writing.

2.	Non-Competition and Non-Solicitation

I hereby covenant that throughout the term of the Employment Agreement and for a period of twelve (12) months thereafter:

2.1

I shall not, directly or indirectly, in any capacity whatsoever, whether independently or as a shareholder, employee, consultant, officer or in any managerial capacity, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business anywhere in the world which competes with, or proposes to compete with the Group, including, without limitation, in any activity in the field of eCommerce and mCommerce (Mobile Commerce) of mainly: FMCG (fast moving consumer goods), Groceries, Perishable goods, Furniture, Textile, Jewelry, Electronics, Pharmacy, Pharm (such as Superpharm products), Perfumes and Perfumery;

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2.2	I shall not, whether directly or indirectly, in any way:

2.2.1	canvass, solicit, or endeavour to entice from the Group, or otherwise have any business dealings with, any person or entity who or which at any time during my employment was or is:

2.2.1.1	a supplier to, investor, customer, partner, joint venture or licensor of the Group or other commercial contractor of whatever nature;

2.2.1.2	in the habit of dealing with the Group;

2.2.1.3	an employee, agent, officer, consultant, advisor or other independent contractor of or provider of services to the Group; or

2.2.1.4	negotiating or discussing becoming any of the above

2.2.2	otherwise interfere with the relationship between any of the persons or entities listed in Section 2.2.1 and the Group (including by assisting another to interfere in such relationship).

2.3

I acknowledge that my obligations under this Section 2 are reasonable in light of my position and duties within the Company, the nature of the Group’s business and that my Salary and other benefits according to the Employment Agreement will be paid, among others, for my undertakings in this paragraph.

3.	Intellectual Property

3.1

I shall promptly disclose to the Company all Intellectual Property which I have or which I may solely or jointly conceive, develop or reduce to practice or cause to be conceived, developed or reduced to practice during the course of and/or in connection with my employment with the Company and/or which use Confidential Information or other Group property (“Inventions”).

For the purposes of this Agreement, “Intellectual Property” shall include all intellectual property rights, whether or not patentable, including without limitation rights in algorithms, binary code, brands, business methods, business plans, computer programs, computer software, concepts, confidential information, content, databases, developments, firmware, composition of matter or materials, certification marks, collective marks, copyright, customer lists, data, designs (whether registered or unregistered), derivative works, discoveries, distributor lists, documents, domain names, file layouts, formulae, goodwill, ideas, improvements, industrial designs, information, innovations, inventions (including but not limited to Service Inventions as defined in Section 132 of the Patent Law-1967 (the “Patent Law”)), integrated circuits, know-how, logos, look and feel, manufacturing information, mask works, materials, methods, moral rights, object code, original works of authorship, patents, patent applications, patent rights, including but not limited to any and all continuations, divisions, reissues, re-examinations or extensions, plans, processes, proprietary technology, reputation, research data, research results, research records, semiconductor chips, service marks, software, source code, specifications, statistical models, supplier lists, systems, techniques, technology, trade secrets, trademarks, trade dress, trade names, trade styles, technical information, utility models, and any rights analogous to the foregoing

3.2

I further confirm that all Inventions, and any and all rights, interests and title therein, shall be the exclusive property of the Company and I shall not be entitled to, and I hereby waive now and, in the future, any claim to any right, moral rights, compensation or reward, including any right to royalties in Service Inventions in accordance with the Patent Law, that I may have in connection therewith. This clause, constitute an express waiver of any rights I may have under Section 134 of the Patent Law.

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3.3

Without derogating from the Group’s rights under this Undertaking or any law, I agree to assign and hereby automatically assign to the Company and/or its designee any and all rights, titles and interests in respect of any Inventions, to the extent that I may have such rights, on a worldwide basis, and I acknowledge now and in the future the Company’s full and exclusive ownership in all such Inventions. I shall, at any time hereafter, execute all documents and take all steps necessary to effectuate the assignment to the Company and/or its designee or to assist them to obtain the exclusive and absolute right, title and interest in and to all Inventions, including by the registration of patents or trademarks, protection of trade secrets, copyright, or any other applicable legal protection, and to protect the same against infringement by any third party, including by assisting in any legal action requested by the Group with respect to the foregoing.

4.	No Conflicting Obligations

I have not and will not, at any time during the term of the Employment Agreement, improperly use or disclose Confidential Information or trade secrets in such manner that may breach any confidentiality or other obligation I owe to any former employer or other third party to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality, without their prior written consent.

I warrant that I have the full right to assign the Inventions and the associated rights, titles and interests therein and that I have not made, and will not make, any agreement in conflict with this paragraph or Section 3 above.

5.	General

5.1	I acknowledge that any breach by me of my obligations pursuant to this Undertaking may cause substantial damage for which the Group shall hold me liable.

5.2

The terms of this Undertaking shall be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of this Undertaking.

5.3	My undertakings hereunder are in addition to, and do not derogate from, any obligation to which I may be subject under applicable law or any Group policy or agreement.

5.4

My undertakings hereunder will be applicable to me during the term of my employment with the Company and thereafter. Notwithstanding the aforesaid, the effect of my undertakings under Section 2 above shall be for the period specified in such Section.

5.5

Successors and Assigns - This Undertaking will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Group, its respective successors, and permitted assigns.

5.6

Waiver - No waiver by the Company of any breach of this Undertaking shall be a waiver of any breach which occurred prior or subsequent to the date of this Undertaking. No waiver by the Company of any right under this Undertaking shall be construed as a waiver of any other right. The Company shall not be required to give notice in order to enforce any terms of this Undertaking.

5.7	Assignment - This Undertaking may be assigned by the Company. I may not assign or delegate my duties under this Undertaking without obtaining the Company’s prior written approval.

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5.8

Non-Defamation. I hereby agree and confirm that I shall not, during the course of my employment with the Group, nor at any time thereafter, directly or indirectly, in public or private, in any manner or in any medium whatsoever, deprecate, impugn or otherwise make any comments, writings, remarks or other expressions that would, or could defame the Group, its products and/or services and/or its former, current and future directors, shareholders, officers, investors and employees, or their reputations. Nor shall I assist any other person, firm or company in so doing.

5.9	This Undertaking shall be governed by and construed in accordance with the laws of Israel.

Eyal Pinto	/s/ Eyal Pinto Signature	Dec 12, 2022 Date

Stratford Ltd. hereby agrees to and accepts the assignment of all rights in the Inventions.

/s/ Nani Maoz Stratford Ltd. By: Nani Maoz Title: Chairman	December 12, 2022 Date

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To: Eyal Pinto

Date: Dec 12, 2022

Summary of Employment Conditions

Following is the summary of your employment conditions and benefits as detailed in the Employment Agreement attached.

	Terms of Employment	Details
1	Commencement Date of Employment	December 22, 2022
2	Salary	NIS 38,000 (gross): Base salary: NIS 26,600 Global Overtime Compensation: NIS 11,400
	Basis for social benefits	100% of the Salary
6	Pension Contributions	Per the terms detailed in the Employment Agreement. Company’s contributions will be 14.83% of the Salary. Employee’s contributions will be 6% of the Salary
7	Advanced Study fund	Employer contributions - 7.5% of the Salary. Executive contributions - 2.5% of the Salary.
8	Sick leave	Per Applicable Law; full payment from the first day of sickness
9	Annual leave

23 days per year.

The Executive shall be entitled to carry forward the unused vacation days can be carried forward for a maximum of 2 years, given that the Executive uses at least 7 vacation days each year.

The balance of vacation days beyond the permitted accumulation under this section shall be erased.

10	Recuperation days	Per applicable law. Despite the above the Employee shall be entitled to no lees then 10 (ten) recuperation days for full year of employment.
11	Car Allowance	NIS 3000
12	Prior Notice Period	45 Days
13	Options	As set forth in the Employment Agreement

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